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Prospectus Supplement	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated October 21, 2004)	Registration No. 333-115249

TIME AMERICA, INC.

COMMON STOCK

        You should read this prospectus supplement and the related prospectus dated October 21, 2004 carefully before you invest. Both documents contain information you should consider when making your investment decision.

        Investing in our common stock involves a high degree of risk. See Risk Factors beginning on page 4 of our prospectus dated October 21, 2004, for a description of certain factors that should be considered by prospective investors.

        This prospectus supplement is part of a registration statement that we filed with the SEC to register the resale of an aggregate of 4,470,000 shares of our common stock by the selling shareholders identified in the prospectus. The selling shareholders may sell the common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling shareholders may be deemed to be underwriters of the shares of common stock that they are offering. Please see the "Selling Shareholders" section beginning on page 9 of the prospectus for a complete description of all of the selling shareholders.

        The selling shareholders will receive all of the amounts received upon any sale by them of the common stock, less any brokerage commissions or other expenses incurred by them. We will not receive any proceeds from the sale of the common stock by the selling shareholders.

        This prospectus supplement updates the list of documents contained in our prospectus under the heading "Incorporation of Documents by Reference." Since we filed the last amendment to the registration statement, we have filed with the following reports with the SEC: (a) our Quarterly Reports on Form 10 QSB for the quarterly periods ended September 30, 2004, December 31, 2004 and March 31, 2005; and (b) our definitive proxy statement filed with the SEC on January 13, 2005 (the "2005 Annual Meeting Proxy Statement"), each of which is hereby incorporated by reference into the prospectus and this prospectus supplement. You should read carefully this prospectus supplement, prospective supplement filed on June 3, 2005 (the "June 3rd Prospectus Supplement"), the prospectus, and the information that we incorporate by reference into those documents. In case there are any differences or inconsistencies between this prospectus supplement, the June 3rd Prospectus Supplement, the prospectus, and the information incorporated by reference into those documents, you should rely on the information contained in the document with the latest date.

        This prospectus supplement, the prospectus, the June 3rd Prospective Supplement, our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004, our Quarterly Reports on Form 10-QSB for the quarterly periods ended September 30, 2004, December 31, 2004 and March 31, 2005, and the 2005 Annual Meeting Proxy Statement are being delivered to you in connection with your proposed investment in our common stock.

        You should rely only on the information provided or incorporated by reference in this prospectus supplement and the related prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus supplement is June 7, 2005

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TIME AMERICA, INC. COMMON STOCK